Exhibit 99.1
AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT Agreement (the “Amendment”) effective as of June 15, 2021 is made and entered into between Capital Bancorp, Inc. (the “Company”), Capital Bank, N.A. (the “Bank”) and Edward F. Barry (“Executive”):
W I T N E S S E T H

WHEREAS, the Company, the Bank and Executive are parties to that certain Employment Agreement dated as of January 7, 2019 (the “Existing Employment Agreement”); and
WHEREAS, in anticipation of entering into a new employment agreement, the Company, the Bank and Executive desire to make certain administrative changes with respect to the Existing Employment Agreement;
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Existing Employment is hereby amended as follows:
1.Section 2.1 of the Existing Employment Agreement is amended by:

•deleting “December 31, 2021” in the first sentence thereof and replacing it with “June 30, 2022”; and
•deleting the second sentence thereof in its entirety.
2.No Other Modification. Except as specifically modified herein, all terms and conditions of the Existing Employment Agreement remain unmodified and in full force and effect.
3.Headings. The section headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment or the Existing Employment Agreement.
4.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Maryland.

5.Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or portable document format (pdf) signature pages), with the same force and effect as if each of the signatories had executed the same instrument. This Agreement, to the extent signed and delivered by means of a facsimile machine or electronic transmission in pdf, shall be treated in all manner and respects as an original thereof and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or document was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation of a contract, and each such party forever waives any such defense.

[Signature Page Follows]

Exhibit 99.1
SIGNATURE PAGE TO AMENDMENT TO EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the Company and the Bank each have caused this Amendment to be executed by its duly authorized person and the Executive has signed this Agreement, on the date set forth below, effective as of June 15, 2021.
                        CAPITAL BANCORP, INC.

____6/9/21__________                By:    /s/ Steven J. Schwartz
Date    Name: Steven J. Schwartz
    Title: Chairman of the Board

                        CAPITAL BANK, N.A.

6/9/21                 By:    /s/ James F. Whalen
Date    Name: James F. Whalen
    Title: Chairman of the Board

                        EXECUTIVE:

6/11/21                     By: /s/ Edward F. Barry
Date        Edward F. Barry